EXHIBIT 99.1

[NEWS RELEASE LETTERHEAD OF CROSS TIMBERS ROYALTY TRUST APPEARS HERE]

CROSS TIMBERS ROYALTY TRUST

DECLARES JANUARY CASH DISTRIBUTION

Fort Worth, Texas, January 19, 2018 – Southwest Bank, as Trustee of the Cross Timbers Royalty Trust (NYSE:CRT), today declared a cash distribution to the holders of its units of beneficial interest of $0.107141 per unit, payable on February 14, 2018, to unitholders of record on January 31, 2018. The following table shows underlying oil and gas sales and average prices attributable to the current month and prior month distributions.

	Underlying Sales Volumes		Average Price
	Oil (Bbls)	Gas (Mcf)	Oil (per Bbl)	Gas (per Mcf)
Current Month Distribution	17,000	162,000	$50.65	$4.41
Prior Month Distribution	15,000	111,000	$47.33	$4.38

Excess Costs

XTO Energy has advised the Trustee that improved oil prices led to the partial recovery of excess costs of $39,000 on properties underlying the Texas Working Interest net profits interests. However after the partial recovery, there were no remaining proceeds from the properties underlying the Texas Working Interest net profits interests to be included in this month’s distribution. Underlying cumulative excess costs remaining on the Texas Working Interest net profits interests after the current month’s distribution totaled $2.1 million, including accrued interest of $159,000.

For more information on the Trust, please visit our web site at www.crt-crosstimbers.com.

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Contact:	Lee Ann Anderson
Senior Vice President
Southwest Bank, Trustee
Toll Free – 855-588-7839